Exhibit 10.12

March 9, 2007

Dragan Kovacevic

Re: Offer of Employment

Dear Dragan:

We are pleased to inform you that after careful consideration, FLUID AUDIO NETWORK, INC., has decided to make you this offer of employment. This letter sets forth the terms of the offer which, if you accept, will govern your employment.

Position; Duties. Your position will be Chief Technology Officer, reporting to the Chief Executive Officer of the Company. Your duties and responsibilities will be as designated by the Company. Your title may be modified to Chief Information Officer or a comparable title.

Full Time Employment. The employment term will begin no later than May 1, 2007.

Compensation. Your compensation will be $142,500.00 a year, paid twice monthly consistent with the Company's payroll practices. You will be eligible for a bonus of up to 25% of your annual compensation, the terms of which will be mutually determined within 60 days following your start date. Your package will include participation in the health and other benefit plans of the Company pursuant to their terms as may be amended by the Company from time to time. You will be entitled to two-weeks' paid vacation (equivalent of 10 business days) for each year of full employment. In addition, you will be granted 100,000 stock options.

You will also receive reimbursement for relocation, up to $3,000.

Employment at Will. Our employment relationship is terminable at will, which means that either you or the Company may terminate your employment at any time, and for any reason or for no reason. In the event that your employment with Fluid Audio Network, Inc. is terminated without cause, you will receive a severance payment in the amount equal to three months of your annual salary; by accepting this three month severance package, you agree to provide transitional management support during the three month period following your termination.

Confidentiality and Invention Assignment Agreement. You will be subject to the Company's Proprietary Information and Inventions Agreement, which you may have already signed or is enclosed with this letter and must be signed and returned by you before any employment relationship will be effective.

Certain Acts. During employment with the Company, you will not do anything to compete with the Company's present or contemplated business, nor will you plan or organize any competitive business activity. You will not enter into any agreement, which conflicts with your duties or obligations to the Company. You will not during your employment or within one (1) year after it ends, without the Company's express written consent, directly or indirectly solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

No Inconsistent Obligations. You represent that you are aware of no obligations legal or otherwise, inconsistent with the terms of this Agreement or with your undertaking employment with the Company. You will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. You represent and warrant that you have returned all proprietary and confidential information belonging to all prior employers.

Miscellaneous. Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, term sheets, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may in the future be amended, but only by writing and which is signed by both you and, on behalf of the Company, by a duly authorized executive officer. In making this offer, we are relying on the information you have provided us about your background and experience, including any information provided us in any Employment Application that you may have submitted to us. The language in this letter will be construed as to its fair meaning and not strictly for or against either of us. The party prevailing in any dispute between us shall be awarded reasonable attorney's fees and cost from the non-prevailing party. In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be solely in Los Angeles, California.

If these terms are acceptable, please sign in the space provided below and return this letter to us. Again, we're very excited to have you join the Company.

Dated: March 09, 2007		Fluid Audio Network, Inc.

	By:	/s/ Justin Beckett
Justin Beckett CEO

Dated: March 09, 2007		/s/ Dragan Kovacevic
Dragan Kovacevic

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